                                                                   Exhibit 4(ii)

                           FORM OF SECOND AMENDMENT TO

                               JANUS ASPEN SERIES

                          INVESTMENT ADVISORY AGREEMENT

                          INTERNATIONAL VALUE PORTFOLIO

         THIS SECOND AMENDMENT is made this 1st day of May, 2004, between JANUS ASPEN SERIES, a Delaware statutory trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").

                               W I T N E S S E T H

         WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of International Value Portfolio (the "Portfolio"), dated April 3, 2002, as amended December 31, 2002 (the "Agreement");

         WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

         WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940 (the "1940 Act")) of JCM and, if required by applicable law, (ii) by the affirmative vote of a majority of the outstanding voting securities of the Portfolio (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

         WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

         WHEREAS, the name of International Value Portfolio has been changed to Foreign Stock Portfolio effective May 1, 2004;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

         1. All references to "International Value Portfolio" shall be replaced with "Foreign Stock Portfolio."

         2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

         3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                       JANUS CAPITAL MANAGEMENT LLC

                                       By: _____________________________________
                                           Kelley A. Howes, Vice President and
                                           General Counsel

                                       JANUS ASPEN SERIES

                                       By: _____________________________________
                                           Bonnie M. Howe, Vice President